Free Writing Prospectus	Filed Pursuant to Rule 433(d)
Dated May 16, 2006	Registration Statement No. 333-130289

European Investment Bank
USD 3,000,000,000 5.25% Notes due 2011
Final Term Sheet

Issuer	European Investment Bank
Rating	Aaa/AAA/AAA
Currency/Size	USD 3,000,000,000
Settlement	23 May 2006
Maturity	15 June 2011
Coupon	5.25% (semi-annual)
Reoffer	99.658%
Yield	5.327%
Spread	5-yrs + 29bps
5-yr Ref (4.875% due April 2011)	5.037%
Denominations	USD 1,000, 10,000, 100,000
Leads	CITI/JPM/UBS
Co-leads	Bk of Amer/CS/GS/HSBC/ML/Nomura
Underwriters Discounts and Commissions	0.10%
Listing	Luxembourg
Governing Law	New York

You can access the prospectus for the registration statement at the following website:

http://www.sec.gov/Archives/edgar/data/33745/000095015705000723/form-sb.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.